UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
_______________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 22, 2023 (December 21, 2023)
________________
OFG BANCORP
(Exact name of registrant as specified in its charter)
________________

Commonwealth of Puerto Rico	001-12647	66-0538893
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Oriental Center, 15th Floor
254 Munoz Rivera Avenue
San Juan, Puerto Rico		00918
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (787) 771-6800

Not applicable
(Former name or former address, if changed since last report)
________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common shares, par value $1.00 per share	OFG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2023, OFG Bancorp (the “Company”) entered into an employment agreement (the “Agreement”) with José Rafael Fernández, the Company’s President, CEO and Vice Chairperson of its Board of Directors (the “Board”). The Agreement is effective on January 1, 2024, for a three-year term ending December 31, 2026, unless extended or sooner terminated in accordance with its terms and conditions, and replaces the employment agreement dated July 28, 2021, between the Company and Mr. Fernández.

As provided in the Agreement, Mr. Fernández will continue to serve as President and CEO of the Company reporting directly to the Board and will have overall responsibility for the business and affairs of the Company. During the term of the Agreement, including any extension thereof, in any election of directors in which Mr. Fernández’s term as director is set to expire, the Board will nominate and recommend to the Company’s shareholders his election as a Board member and, if elected, will appoint him as its Vice Chairperson.

The Agreement provides that Mr. Fernández will be compensated as follows: (a) annual base salary of $981,750, which may be increased by the Board’s Compensation Committee (the “Compensation Committee”) commencing in contract year 2025; (b) an annual target bonus pursuant to the Company’s non-equity incentive bonus plan based on 100% of his annual base salary; (c) annual incentive compensation under the Company’s equity-based compensation plan based on his performance scorecard, as approved by the Compensation Committee, up to an annual amount equal to a percentage, to be determined by the Compensation Committee from time to time, of his annual base salary; (d) an annual expense allowance of $100,000 for certain designated expenses, including those that are reasonably appropriate for the performance of his duties under the Agreement; (e) a 10-year term life insurance policy in the amount of $3,000,000 covering his life and having as beneficiaries his spouse and heirs or other beneficiaries designated by him; and (f) 25 days of paid vacation per year. It also provides that Mr. Fernández will be entitled to participate in any equity-based compensation plan, profit-sharing plan or other plans, benefits and privileges offered by the Company to its employees and executives to the extent commensurate with his then duties and responsibilities, as fixed by the Compensation Committee, insofar as he is otherwise eligible and qualifies to participate and receive such benefits or privileges.

In consideration for entering into the Agreement, the Compensation Committee will grant Mr. Fernández a special long-term incentive award (“LTI”) under the Company’s equity-based compensation plan, based on the closing price of the Company’s common stock on December 20, 2023, which will consist of (a) 40,442.17 restricted stock units (“RSUs”) and (b) 40,442.17 performance stock units (“PSUs”). In line with LTI program guidelines, the RSUs will have a three-year ratable vesting and the PSUs will have a three-year cliff vesting.

The Agreement may be terminated by the Board for “just cause” (as defined therein). In the event it is terminated for just cause or if Mr. Fernández is removed or barred from office under applicable law, he will have no right to compensation or other benefits for any period after such termination. However, if the Agreement is terminated by the Board other than for just cause and other than in connection with a change in control of the Company (as defined in his Change in Control Compensation Agreement with the Company), or if Mr. Fernández terminates the Agreement for “good reason” (as defined in the Agreement), the Company will be required to pay him as severance in lieu of any further compensation for periods subsequent to the date of termination, a lump sum equal to the product of (a) his annual base salary and incentive bonus (equal to the average cash bonus paid to him in the last two fiscal years prior to the termination date), multiplied by (b) three. Such payment to be made in a lump sum on or before the fifth day following the date of termination.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Document

10.1	Employment Agreement dated December 21, 2023, between the Company and José Rafael Fernández
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
OFG BANCORP

Date: December 22, 2023	By:	/s/ Hugh González
Name: Hugh González
Title: General Counsel